July 31, 2023

By Hand Delivery

Peter R. Buchler

XXX

XXX

RE: Notice of Non-Renewal Employment Agreement Dear Mr. Buchler:

This letter is provided pursuant to Section 2.1 (Term) of the Employment Agreement between you and Orion Group Holdings, Inc., a Delaware corporation (“Company”), dated as of January 1, 2015, as amended through the Fourth Amendment, dated June 30, 2021, (the “Employment Agreement”), to provide you with written notice that the Company elects not to extend the term of the Employment Agreement beyond September 30, 2023. Notwithstanding the termination of your Employment Agreement on September 30, 2023, we would like you to remain employed by the Company through the later to occur of January 1, 2024, or thirty days after the first day of employment of the Company’s new Executive Vice President and General Counsel (such date the “Retention Date”).

To the extent you execute this letter agreement, do not voluntarily resign prior to the Retention Date and, upon demand, execute and do not revoke the release contemplated by Section 3.7 (Release) of your Employment Agreement, (i) you will be entitled to receive the payments contemplated by Section 3.4 (Termination Without Cause or for Good Reason Not During the (Change in Control) Protection Period) (or, if the Retention Date occurs during the Protection Period, as defined in your Employment Agreement, Section 3.5 ) upon your termination of employment and at the time specified in Section 3.4 (or Section 3.5, as applicable), (ii) you will remain eligible to earn your 2023 annual bonus pursuant to the terms and conditions of the Company’s NEO Bonus Plan at your bonus opportunity in effect prior to the Retention Date, (iii) any (A) restricted stock awards held by you prior to the Retention Date that would vest on or before the first anniversary of the Retention Date will become vested as if you remained employed through the first anniversary of the Retention Date, (B) performance stock awards held by you prior to the Retention Date will not be forfeited upon your termination of employment but will remain outstanding through the first anniversary of the Retention Date and you will remain eligible to vest according to the terms and conditions of such agreements as if you remained employed with the Company through the first anniversary of the Retention Date and (C) any outstanding stock options held by you prior to the first anniversary of the Retention Date the Retention Date, all will remain exercisable through the earlier to occur of the 10th anniversary of the grant date of such stock option or the first anniversary of the Retention Date and (iv) the “Restricted Period” under your Employment Agreement will end on the first anniversary of the Retention Date.

Notwithstanding the non-renewal of and termination of the Employment Agreement, the Company’s obligations with respect to Section 3.4 and 3.5 will continue, as described and modified by the paragraph above, through the Retention Date and the obligations set forth in Sections 3.7 (Release), 3.8 (Non-Competition, Confidentiality, Non-Solicitation), 3.9 (Parachute Payments), and 4.5 (Withholding of Taxes and Other Employee Deductions) of the Employment Agreement will continue in effect pursuant to their terms.

In consideration of the promises made by the Company pursuant to this letter agreement, you represent that you have not as of the date hereof and agree that you will not, following the date hereof, terminate your employment for Good Reason pursuant to Section 1.1(g).

We appreciate your service to the Company and hope that you will continue contributing to the Company’s success.

Executed by the Company and you, with the consent, approval and authorization of the Company’s Board of Directors, effective as of the date first set forth above.

ORION GROUP HOLDINGS, INC. (COMPANY):

By: /s/ Travis J. Boone

Travis J. Boone

President & CEO

By: /s/ Austin J. Shanfelter

Austin J. Shanfelter

Chairman of the Board of Directors

(KEY EMPLOYEE)

/s/ Peter R. Buchler

Peter R. Buchler